Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

ANEW HEALTH LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value of US$0.00000002 each	(1)	457(o)	1,800,000		$6.00		$10,800,000.00	0.0001531		$1,653.48
Fees to be Paid	Equity	Ordinary Shares, par value of US$0.00000002 each	(2)	457(o)	270,000		6.00		1,620,000.00	0.0001531		248.02
Carry Forward Securities
Carry Forward Securities						$		$			$

Total Offering Amounts:									$12,420,000.00			1,901.50
Total Fees Previously Paid:												3,961.46
Total Fee Offsets:												0.00
Net Fee Due:												$0.00

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Offering Note(s)

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.